Exhibit (a)(1)

VNET GROUP, INC.

NOTICE OF REPURCHASE OF NOTES

AT OPTION OF HOLDERS

0.00% CONVERTIBLE SENIOR NOTES DUE 2026

CUSIP No. 90138V AB3

To the Holders of 0.00% Convertible Senior Notes due 2026 issued by VNET Group, Inc.:

Ladies and Gentlemen:

Reference is made to the Indenture dated as of January 26, 2021, as amended by a supplemental indenture dated as of April 20, 2021 (as amended, the “Indenture”) between VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, as issuer (the “Company”), and Citicorp International Limited, a private company limited by shares incorporated in Hong Kong, as trustee (the “Trustee”) relating to the Company’s 0.00% Convertible Senior Notes due 2026 (the “Notes”). This Notice is being delivered to the Trustee and the holders of record of the Notes pursuant to Section 15.01 of the Indenture. Capitalized terms used but not otherwise defined in this Notice have the meanings given to them in the Indenture.

Each Holder of the Notes, at such Holder’s option, may require the Company to repurchase for cash on February 1, 2024 (the “Repurchase Date”), all of such Holder’s Notes, or any portion thereof that is an integral multiple of US$1,000 principal amount, subject to the terms and conditions of the Indenture (the “Repurchase Right”). The Company states that:

i.           The Repurchase Right begins at 9:00 a.m. (New York City time) on Tuesday, January 2, 2024 (the “Repurchase Open Time”) and expires at 5:00 p.m. (New York City time) (the “close of business”) on Tuesday, January 30, 2024, the second Business Day immediately preceding the Repurchase Date (the “Repurchase Expiration Time”).

ii.          The repurchase price (the “Repurchase Price”) for the Notes in respect of which a repurchase notice (in the form attached hereto as Annex A) has been given (the “Repurchase Notice”) shall be an amount in cash equal to one hundred percent (100%) of the principal amount of the Notes to be repurchased.

To exercise your Repurchase Right and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) between the Repurchase Open Time and the Repurchase Expiration Time. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time between the Repurchase Open Time and the Repurchase Expiration Time, by complying with the withdrawal procedures of DTC. The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right.

As of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The name and addresses for the Conversion Agent and Paying Agent are as follows:

Conversion Agent:

Citibank, N.A.

480 Washington Boulevard, 30/F, Jersey City, NJ 07310, United States of America

Attention: Agency and Trust Conversion Unit

Email: Citinygats@citi.com

Fax: 1-201-258-3567

Paying Agent:

Citibank, N.A.

388 Greenwich Street, 14/F, New York, New York 10013, United States of America

Attention: Agency and Trust

Email: Citinygats@citi.com

Fax: +1-201-258-3567

Holders of the Notes should refer to the Indenture for a complete description of repurchase procedures.

VNET Group, Inc.

By:	/s/ Qiyu Wang
	Name:	Qiyu Wang
	Title:	Chief Financial Officer

Dated: December 28, 2023

table of contents

Page

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT			5
1.	Information Concerning the Company		5
2.	Information Concerning the Notes		5
	2.1	Interest	5
	2.2	The Company’s Obligation to Purchase the Notes	5
	2.3	Repurchase Price	5
	2.4	Source of Funds	5
	2.5	Conversion Rights of the Notes	6
	2.6	Market for the Notes and the Company’s ADSs	6
	2.7	Redemption	6
	2.8	Ranking	7
3.	Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right		7
	3.1	Method of Delivery	7
	3.2	Agreement to Be Bound by the Terms of the Repurchase Right	7
	3.3	Exercise of Repurchase Right; Delivery of Notes	8
4.	Right of Withdrawal		9
5.	Payment for Surrendered Notes		10
6.	Notes Acquired		10
7.	Plans or Proposals of the Company		10
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		10
9.	Agreements Involving the Company’s Securities		11
10.	Additional Information		12
11.	No Solicitation		12
12.	Definitions		13
13.	Conflicts		13

No person has been authorized to give any information or to make any representation other than those contained in this Repurchase Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Repurchase Right Notice is accurate as of any date other than the date on the front of this Repurchase Right Notice. This Repurchase Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Repurchase Right Notice shall not under any circumstances create any implication that the information contained in this Repurchase Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, or its executive management is making any representation or recommendation to any Holder as to whether or not to exercise the Repurchase Right. You should consult your financial and tax advisors and must make your own decision as to whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Repurchase Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

VNET Group, Inc., a Cayman Islands company (the “Company”), is obligated to repurchase those 0.00% Convertible Senior Notes due 2026 with respect to which you validly exercise your Repurchase Right. (Page 5)

Why is the Company offering to purchase my Notes?

The right of each Holder of the Notes to require the Company to repurchase such Holder’s Notes pursuant to the Repurchase Right at the time described in this Repurchase Right Notice is a term of the Notes and has been a right of the Holders from the time the Notes were issued on January 26, 2021. We are required to repurchase the Notes of any Holder that exercises its Repurchase Right pursuant to the terms of the Notes and the Indenture. (Page 5)

Which of the Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the Notes surrendered (and not withdrawn) by any Holder through the facilities of, and in accordance with the procedures of, the Depository Trust Company (“DTC”) between 9:00 a.m., New York City time, on Tuesday, January 2, 2024 and 5:00 p.m., New York City time, on Tuesday, January 30, 2024. As of December 28, 2023, US$600,000,000 in aggregate principal amount of the Notes was outstanding. The Notes were issued under the Indenture, dated as of January 26, 2021, as amended by a supplemental indenture dated as of April 20, 2021 (as amended, the “Indenture”), by and between the Company and Citicorp International Limited, as trustee (the “Trustee”). The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. (Page 5).

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes (the “Repurchase Price”). (Page 5)

How much accrued and unpaid interest and/or Special Interest will the Company pay as part of the Repurchase Price?

None. The Notes do not bear regular interest, and the principal amount of the Notes do not accrete. The Company is not currently obligated to pay any Special Interest in accordance with the Indenture. (Page 5)

Can the Company redeem the Notes?

Subject to the provisions of the Indenture, the Company may, at its option, on not less than 50 Scheduled Trading Days’ nor more than 60 Scheduled Trading Days’ prior notice, redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a Change in Tax Law at a redemption price equal to 100% of the principal amount plus accrued and unpaid Special Interest, if any, to, but not including, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture.

In addition, on or after February 6, 2024 and on or prior to the 40th Scheduled Trading Day immediately prior to the Maturity date, the Company may redeem for cash all or any portion of the Notes, at its option, if the last reported sale price of its ADSs has been at least 130% of the Conversion Price then in effect on (i) each of at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date it provides notice of redemption and (ii) the Trading Day immediately preceding the date we send such notice. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid Special Interest, if any, to, but not including, redemption date as described in the Indenture. (Page 6)

What are my rights to convert my Notes?

Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Note, (i) subject to satisfaction of the conditions described in Section 14.01(b) of the Indenture, at any time prior to the close of business on Thursday, July 31, 2025 under the circumstances and during the periods set forth in Section 14.01(b), and (ii) regardless of the conditions described in Section 14.01(b), on or after August 1, 2025 and prior to the closing of business on the second Scheduled Trading Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of 18.3574 ADSs (subject to certain adjustments, the “Conversion Rate”) per US$1,000 principal amount of Notes. If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable Repurchase Notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

The Company may satisfy its obligations upon conversion of the Notes by paying and/or delivering, as the case may be, cash, ADSs or a combination of cash and ADSs, at its election. If the Company does not affirmatively make an election, it will be deemed to have elected to settle conversions of the Notes by Combination Settlement with a Specified Dollar Amount per US$1,000 principal amount of Notes of US$1,000 (the “Default Settlement Method”). The Company may, by written notice to Holders, the Trustee and the Conversion Agent, on or before August 1, 2025, change the Default Settlement Method or elect to irrevocably fix the Settlement Method that the Company is then permitted to elect, in each case, that will apply to all conversions with a Conversion Date that is on or after the date the Company sends such notice. As of December 28, 2023, the Company has not changed the Default Settlement Method nor elected to irrevocably fix a Settlement Method.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant Observation Period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time. (Page 6)

How will the Company fund the purchase of the Notes?

The Company plans to use its own funds and proceeds from financing and/or refinancing activities to pay the Repurchase Price for the Notes. (Page 5)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Repurchase Right. The value of the Notes upon exercise of the conversion right will be based on the applicable conversion rate for the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Page 6)

What does the board of directors of the Company think of the Repurchase Right?

The board of directors of the Company has not made any recommendation as to whether you should exercise the Repurchase Right. You must make your own decision whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised. (Page 10)

When does the Repurchase Right expire?

Your right to exercise the Repurchase Right expires at 5:00 p.m., New York City time, on Tuesday, January 30, 2024 (the “Expiration Date”), which is the second Business Day immediately preceding the Repurchase Date. We will not extend the period Holders have to exercise the Repurchase Right unless required to do so by U.S. federal securities law. (Page 5)

What are the conditions to the purchase by the Company of the Notes?

Our purchase of Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. (Page 5)

How do I exercise the Repurchase Right?

As of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Repurchase Right with respect to your Notes held through DTC, between 9:00 a.m., New York City time, on January 2, 2024 to 5:00 p.m., New York City time, on Tuesday, January 30, 2024, in the following manner

·	If your Notes are held through a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to exercise the Repurchase Right and instruct such nominee to exercise the Repurchase Right by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”) before 5:00 p.m., New York City time, on the Expiration Date; or

·	If you are a DTC participant and hold your Notes through DTC directly, you must surrender your Notes electronically through ATOP before 5:00 p.m., New York City time, on the Expiration Date, subject to the terms and procedures of ATOP, if you desire to exercise the Repurchase Right.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Repurchase Right and holds physical certificates evidencing such Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and timely deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Repurchase Right set forth in this Repurchase Right Notice. (Pages 8-9)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Repurchase Right, when will I receive payment for my Notes?

We will deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for your Notes on or prior to 11:00 a.m., New York City time, one Business Day prior to the Repurchase Date, and the Paying Agent will distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you. (Page 10)

Until what time may I withdraw my previous exercise of the Repurchase Right?

You may withdraw your exercise of the Repurchase Right with respect to any Notes at any time until 5:00 p.m., New York City time, on Tuesday, January 30, 2024, which is the second Business Day immediately preceding the Repurchase Date. (Page 9)

How do I withdraw my previous exercise of the Repurchase Right?

To withdraw your previous exercise of the Repurchase Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024, which is the second Business Day immediately preceding the Repurchase Date. While there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which a Repurchase Notice was previously delivered must, instead of complying with DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note which remains subject to the Repurchase Notice, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024. (Page 9)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE REPURCHASE RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL.

Do I need to do anything if I do not wish to exercise the Repurchase Right?

No. If you do not exercise the Repurchase Right before the expiration of the Repurchase Right, we will not repurchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 7)

If I choose to exercise the Repurchase Right, do I have to exercise the Repurchase Right with respect to all of my Notes?

No. You may exercise the Repurchase Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Repurchase Right with respect to a portion of your Notes, you must exercise the Repurchase Right with respect to Notes for a principal amount of US$1,000 or an integral multiple thereof. (Page 5)

If I do not exercise the Repurchase Right, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise the Repurchase Right, your conversion rights will not be affected. You will continue to have the conversion rights subject to the terms, conditions, and adjustments specified in the Indenture and the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Page 6)

If I exercise the Repurchase Right, will my receipt of cash for Notes with respect to which I exercised the Repurchase Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to an exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the U.S. federal income tax considerations to you of the receipt of cash for Notes pursuant to an exercise of the Repurchase Right or the conversion of Notes into ADSs.

You may be required to provide a U.S. Internal Revenue Service W-9 establishing an exemption from U.S. backup withholding or an appropriate U.S. Internal Revenue Service Form W-8 certifying non-U.S. person status, as applicable, in order to avoid U.S. backup withholding in respect of the payment of proceeds to you in connection with the exercise of your Repurchase Rights.

Who is the Paying Agent?

Citibank, N.A., is serving as Paying Agent in connection with the Repurchase Right. Its address and telephone number are set forth on the front cover page of this Repurchase Right Notice.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the exercise of the Repurchase Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover page of this Repurchase Right Notice.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1.	Information Concerning the Company. VNET Group, Inc. is a leading carrier- and cloud-neutral internet data center service provider in China. It has one of the largest carrier-neutral data center networks in China and offers managed hosting services to host its customers’ servers and networking equipment and provides interconnectivity to improve the performance, availability and security of their internet infrastructure.

The Company is incorporated in the Cayman Islands. The Company began its operations in 1999 and its ADSs began trading on the Nasdaq Global Select Market since April 2011. The Company’s ADSs are currently traded under the ticker symbol “VNET.” The Company’s principal executive offices are located at Guanjie Building Southeast 1st Floor, 10# Jiuxianqiao East Road, Chaoyang District, Beijing, the People’s Republic of China 100016 and its telephone number is +86 10-8456-2121. The Company’s registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

2.	Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on February 1, 2026.

2.1	Interest. The Notes do not bear regular interest, and the principal amount of the Notes do not accrete. In addition, no Special Interest is currently payable on the Notes.

2.2	The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Indenture and the Notes, on February 1, 2024, which is the Repurchase Date, the Company is obligated to repurchase all Notes for which the Repurchase Right has been timely exercised and not withdrawn by the Holders. This Repurchase Right will expire at 5:00 p.m., New York City time, on Tuesday, January 30, 2024, the Expiration Date, which is the second Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Repurchase Right to do so by 5:00 p.m., New York City time, on the Expiration Date, and we do not expect to extend the period that Holders have to exercise the Repurchase Right unless required to do so by U.S. federal securities law. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The repurchase by the Company of Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. You may only exercise the Repurchase Right with respect to Notes in principal amounts equal to US$1,000 or integral multiples thereof.

2.3	Repurchase Price. The Repurchase Price to be paid by the Company with respect to any and all Notes validly surrendered for repurchase and not withdrawn on the Repurchase Date is equal to 100% of the principal amount of the Notes.

The Repurchase Price, which will be paid in cash, is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the ADSs. Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the ADSs before making a decision whether to exercise the Repurchase Right.

None of the Company, its board of directors, or its executive management, the Trustee and the Paying Agent is making any recommendation to Holders as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

2.4	Source of Funds. If the Repurchase Right is exercised for any Notes, the Company plans to use its own funds and proceeds from financing and/or refinancing activities to pay the Repurchase Price for the Notes.

2.5	Conversion Rights of the Notes. Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$1,000 principal amount or an integral multiple thereof) of such Note, (i) subject to satisfaction of the conditions described in Section 14.01(b) of the Indenture, at any time prior to the close of business on the Business Day immediately preceding August 1, 2025 under the circumstances and during the periods set forth in Section 14.01(b), and (ii) regardless of the conditions described in Section 14.01(b), on or after August 1, 2025 and prior to the closing of business on the second Scheduled Trading Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of 18.3574 ADSs (subject to certain adjustments) per US$1,000 principal amount of Notes. If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant Observation Period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time.

2.6	Market for the Notes and the Company’s ADSs. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. As of December 28, 2023, US$600,000,000 in aggregate principal amount of the Notes was outstanding.

The Company’s ADSs underlying the Notes are listed on the Nasdaq Global Select Market under the ticker symbol “VNET.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the Nasdaq Global Select Market.

Quarter Ended	High	Low
	(US$)
First Quarter 2022	10.01	3.65
Second Quarter 2022	7.00	4.62
Third Quarter 2022	6.25	4.31
Fourth Quarter 2022	5.99	4.19
First Quarter 2023	6.62	2.98
Second Quarter 2023	4.14	2.54
Third Quarter 2023	3.75	2.57
Fourth Quarter 2023 (through December 27, 2023)	3.70	2.61

On December 27, 2023, the closing price of the ADSs on the Nasdaq Global Select Market was US$2.82 per ADS. As of December 27, 2023, there were approximately 137,429,391 ADSs outstanding, excluding treasury ADSs and bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans. We urge you to obtain current market information for the Notes, to the extent available, and the ADSs before making any decision to exercise the Repurchase Right.

2.7	Redemption. Subject to the provisions of the Indenture, the Company may, at its option, on not less than 50 Scheduled Trading Days’ (as defined in the Indenture) nor more than 60 Scheduled Trading Days’ prior notice, redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a Change in Tax Law at a redemption price equal to 100% of the principal amount plus accrued and unpaid Special Interest, if any, to, but not including, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture. In addition, on or after February 6, 2024 and on or prior to the 40th Scheduled Trading Day immediately prior to the Maturity date, the Company may redeem for cash all or any portion of the Notes, at its option, if the Last Reported Sale Price of its ADSs has been at least 130% of the Conversion Price then in effect on (i) each of at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date it provides notice of redemption and (ii) the Trading Day immediately preceding the date we send such notice. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid Special Interest, if any, to, but not including, redemption date as described in the Indenture.

2.8	Ranking. The Notes are the Company’s general senior unsecured obligations and rank (i) senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; (ii) equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries and its consolidated affiliated entities.

3.	Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right. Holders will not be entitled to receive the Repurchase Price for their Notes unless they elect to exercise the Repurchase Right by delivering their Repurchase Notice between 9:00 a.m., New York City time, on Tuesday, January 2, 2024 and 5:00 p.m., New York City time, on Tuesday, January 30, 2024 and have not withdrawn the Repurchase Notice prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024. Holders may exercise the Repurchase Right with respect to some or all of their Notes. Any Repurchase Notice must specify a principal amount of Notes to be purchased by the Company of US$1,000 or an integral multiple thereof. If Holders do not elect to exercise the Repurchase Right, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1	Method of Delivery. As of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2	Agreement to Be Bound by the Terms of the Repurchase Right. By exercising the Repurchase Right with respect to any portion of your Notes, you acknowledge and agree as follows:

·	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Repurchase Right Notice;

·	you agree to all of the terms of this Repurchase Right Notice;

·	you have received this Repurchase Right Notice and acknowledge that this Repurchase Right Notice provides the notice required pursuant to the Indenture;

·	upon the terms and subject to the conditions set forth in this Repurchase Right Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign, and transfer to the Company all right, title, and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees, and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Repurchase Right Notice;

·	you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign, and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and repayment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

·	you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment, and transfer of the Notes surrendered;

·	you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024 for which a Repurchase Notice has been delivered and not withdrawn prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024, will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Repurchase Right Notice, and related notice materials, as amended and supplemented from time to time;

·	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024; and

·	all authority conferred or agreed to be conferred pursuant to your exercise of the Repurchase Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives.

3.3	Exercise of Repurchase Right; Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Repurchase Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to the deadline set by such nominee to permit such nominee to surrender the Notes by 5:00 p.m., New York City time, on the Expiration Date.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Repurchase Right with respect to any of your Notes, you must electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, between 9:00 a.m., New York City time, on Tuesday, January 2, 2024 and 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Repurchase Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company, or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Repurchase Right, including those set forth above under 3.2 — “Agreement to Be Bound by the Terms of the Repurchase Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Repurchase Right with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent between 9:00 a.m., New York City time, on Tuesday, January 2, 2024 and 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Repurchase Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.	Right of Withdrawal. You may withdraw your previous exercise of the Repurchase Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024, which is the second Business Day immediately preceding the Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Repurchase Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on Tuesday, January 30, 2024.

If after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note which remains subject to the Repurchase Notice, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), Holders are advised that if they timely surrender Notes for purchase under the Repurchase Right, they are also permitted to withdraw such Notes on Wednesday, February 28, 2024 (New York City time) in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for your Notes, on or prior to 11:00 a.m., New York City time, one Business Day prior to the Repurchase Date.

You may exercise the Repurchase Right with respect to Notes for which your election to exercise your Repurchase Right had been previously withdrawn, by following the procedures described in Section 3 above. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures by withdrawing before 5:00 p.m., New York City time, on Tuesday, January 30, 2024.

5.	Payment for Surrendered Notes. We will deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, one Business Day prior to the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for your Notes, and the Paying Agent will distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you.

The total amount of consideration required by us to repurchase all of the Notes is US$600,000,000 (assuming all of the Notes are validly surrendered for repurchase and accepted for payment).

6.	Notes Acquired. Any Notes repurchased by us pursuant to the Repurchase Right will be cancelled by the Paying Agent, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Repurchase Right Notice, neither the Company nor its directors and executive officers currently has any plans, proposals, or negotiations that would be material to a Holder’s decision to exercise the Repurchase Right, which relate to or which would result in:

·	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

·	any purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries;

·	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

·	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

·	any other material change in the Company’s corporate structure or business;

·	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

·	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

·	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

·	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

·	any changes in the Company’s charter, bylaws, or other governing instruments or other actions that could impede the acquisition of control of the Company.

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

·	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

·	during the 60 days preceding the date of this Repurchase Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. Neither the Company nor any of its associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Repurchase Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

9.	Agreements Involving the Company’s Securities. The Company has entered into the following agreement relating to the Notes:

·	the Indenture; and

·	the Investment Agreement (as defined below).

On November 16, 2023, Success Flow International Investment Limited (“Investor A”) and Choice Faith Group Holdings Limited (“Investor B”) (collectively, the “Investors”) entered into an investment agreement (the “Investment Agreement”) pursuant to which Investor A agreed to purchase 455,296,932 Class A Ordinary Shares, and Investor B agreed to purchase 195,127,260 Class A Ordinary Shares (such purchased shares, collectively, the “Purchased Shares” and such investment, the “Investment”). The proceeds from the issuance of the Purchased Shares will be used to repay or redeem the Company’s existing debts, including the Notes.

There are no other agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the Notes.

10.	Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Schedule TO to which this Repurchase Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Repurchase Right Notice, we will amend the Schedule TO accordingly.

11.	No Solicitation. The Company has not employed any person to make solicitations or recommendations in connection with the Repurchase Right.

12.	Definitions. All capitalized terms used but not specifically defined in this Repurchase Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

13.	Conflicts. In the event of any conflict between this Repurchase Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, its board of directors, or its executive management is making any recommendation to any Holder as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right pursuant to this Repurchase Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

VNET GROUP, INC.

Annex A

FORM OF REPURCHASE NOTICE

To:	VNET GROUP, INC. CITICORP INTERNATIONAL LIMITED, as Trustee

20/F, Citi Tower
One Bay East
83 Hoi Bun Road
Kwun Tong, Kowloon
Hong Kong
Facsimile: +852 2323 0279
Attention: Agency and Trust

CITIBANK, N.A., as Paying Agent

14th Floor, 388 Greenwich Street
New York, New York 10013
United States of America
Facsimile: +1-201-258-3567
Attention: Agency and Trust

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from VNET Group, Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is US$1,000 principal amount or an integral multiple thereof) below designated, in accordance with the applicable provisions of the Indenture referred to in this Note, at the Repurchase Price to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Certificate Number(s):

Dated:

Signature (s)

Social Security or Other Taxpayer Identification Number Principal amount to be repaid (if less than all): US$___,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.